Exhibit 10.1

FIRST AMENDMENT

OF THE

NAVIGANT CONSULTING, INC.

2001 SUPPLEMENTAL EQUITY INCENTIVE PLAN

WHEREAS, Navigant Consulting, Inc. (the “Company”) maintains the Navigant Consulting, Inc. 2001 Supplemental Equity Incentive Plan (the “Plan”), and

WHEREAS, the Company considers it desirable to amend the Plan.

NOW THEREFORE, pursuant to the power reserved to the Company by Article XV of the Plan the Board of Directors of the Company hereby amends the Plan effective April 16, 2007, in the following particulars:

1.	By amending and restating Section A. Option Price of Article VII. Terms and Conditions of Nonstatutory Options in its entirety to read as follows:

“A. Option Price

The purchase price of the Shares covered by each Option granted under the Plan shall be at Fair Market Value. The Option price per share of the Shares covered by each Nonstatutory Option shall be at Fair Market Value.”

2.	By amending and restating Section C. of Article VII. Terms and Conditions of Nonstatutory Options in its entirety to read as follows:

“C. Term of Option

The Committee shall determine the time, which in no event shall exceed ten (10) years, at which each Option shall terminate.”